Exhibit 99.1

Bio-Techne Announces New Leadership Appointment

MINNEAPOLIS, April 24, 2018/PRNewswire/ -- Bio-Techne Corporation announced today that it has hired Kim Kelderman as President, Diagnostics and Genomics, effective April 30, 2018.     Mr. Kelderman will be based in California and will lead Bio-Techne’s diagnostics business; he will also drive and develop our strategic initiatives in genomics and genomics-based diagnostics. With this appointment Mr. Kelderman will become an executive officer of Bio-Techne and report to President and Chief Executive Officer Chuck Kummeth.

Kim Kelderman is joining Bio-Techne from Thermo Fisher Scientific, where he led three different businesses of increasing scale and complexity. For the last three years, Mr. Kelderman managed the Platforms and Content of the Genetic Sciences Division, where he was responsible for the Instrumentation, Software, Consumables and Assays businesses, and brands such as Applied Biosystems and legacy Affymetrix.

Before joining Thermo Fisher, Kim served as Senior Segment Leader at Becton Dickinson, managing the global Blood Tubes “Vacutainer” business. In 2005 Kim was recruited by GeneOhm Sciences, a start-up molecular diagnostics company, which Becton Dickinson acquired in 2006.

Mr. Kummeth stated, “Kim brings a strong global perspective and is a catalyst for positive change in people and business processes. He has a proven track record in driving top and bottom-line results which is compatible with the growth plans for Bio-Techne. I am delighted that he has agreed to join Bio-Techne. He will be a great addition to our executive team.”

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Bio-Techne Corporation (NASDAQ: TECH) is a leading developer and manufacturer of high quality purified proteins––notably cytokines and growth factors, antibodies, immunoassays, as well as biologically active small molecule compounds and ACD's in situ hybridization detection products --- which are sold to biomedical researchers and clinical research laboratories; these operations constitute the core Biotechnology Division, headquartered in Minneapolis, Minnesota. The Protein Platforms Division manufactures innovative protein analysis tools under the ProteinSimple brand name that greatly automate western blotting and immunoassay practices. The Diagnostics Division manufactures FDA-regulated controls, calibrators, blood gas and clinical chemistry controls and other reagents for OEM customer and clinical customers. Bio-Techne products are integral components of scientific investigations into biological processes and the nature and progress of specific diseases. They aid in drug discovery efforts and provide the means for accurate clinical tests and diagnoses. With thousands of products in its portfolio, Bio-Techne generated approximately $563 million in net sales in fiscal 2017 and has approximately 1,800 employees worldwide. For more information on Bio-Techne and its brands, please visit www.bio-techne.com.

Contact: David Clair, Investor Relations, 646-277-1266